Exhibit 10.10

SUPPLY AGREEMENT

BY AND BETWEEN

EMPIRE RESOURCES, INC., having a principle place of business at 1 Parker Plaza, Fort Lee, New Jersey, 07024, USA, on the one hand,

AND

SOUTHERN ALUMINUM INDUSTRY (CHINA) CO., LTD, established in the People’s Republic of China with limited liability

AND

PT. ALUMINDO LIGHT METAL INDUSTRY, TBK, an Indonesia Limited Liability Company

AND

FUNG LAM TRADING COMPANY LTD, a Hong Kong Limited Liability Company,
on the other hand

This Agreement is entered this 27th day of May, 2011, (the “Effective Date”) by and among Empire Resources, Inc., a USA corporation (hereinafter “Empire”), on the one hand, and Southern Aluminum Industry (China) Co., Ltd, established in the People’s Republic of China with limited liability (hereinafter “SAIC”), PT. Alumindo Light Metal Industry TBK, an Indonesian Limited Liability Company, (hereinafter “Alumindo”), and Fung Lam Trading Company Ltd, a Hong Kong Limited Liability Company (hereinafter, “FLH” and collectively with SAIC and Alumindo, the “Manufacturers”), on the other hand.

WHEREAS, the Manufacturers are in the business of manufacturing aluminum products for sale;

WHEREAS, Empire is in the business of importing and distributing aluminum products;

WHEREAS, Empire and the Manufacturers have a pre-existing supply and purchase relationship, and desire to continue and expand their existing business collaboration;

WHEREAS, contemporaneously with the execution of this Agreement, Empire shall enter into that certain Pre-Payment Advance Agreement, by and among Empire, Alumindo, SAIC and  FLH, dated even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Pre-Payment Advance Agreement”), pursuant to which Empire agrees to provide to the Manufacturers a pre-payment advance of US$ 10,000,000, (the “Pre-Payment Advance”) payable in two (2) installments, as set forth therein;

NOW, THEREFORE, in consideration of the promises, agreements and covenants herein contained, the parties mutually agree as follows:

1.           Acknowledgment.

1.1           Minimum Commitment.  It is agreed and understood that, on and after July 1, 2011, the Manufacturers shall produce in Indonesia and deliver to Empire from Indonesia an amount equal to 3500 Metric Tons (“MT”) (plus or minus fifteen (15) percent upon Empire’s written consent) of prime aluminum hot/cold rolled coil (the “Product”) (i.e., not “continuous cast”) per month (the “Existing Minimum Commitment”), produced from hot rolled coiled aluminum which is  wholly the product of Indonesia.  Notwithstanding the foregoing, the Manufacturers hereby agree to use commercially reasonable efforts to produce and deliver to Empire an amount of Product equal to 4000 MT per month (plus or minus fifteen (15) percent upon Empire’s written consent).

1.2           Use of the Pre-Payment Advance.  The Pre-Payment Advance by Empire to the Manufacturers shall be used by Manufacturers in order to augment its manufacturing capabilities as set forth herein, so that the Manufacturers may provide Empire with additional Product (as defined below).  It is agreed and understood that the obligations hereunder shall be undertaken in accordance with the terms of the Pre-Payment Advance Agreement.

1.3           Increased Supply; Minimum.  It is agreed and understood that in addition to the Existing Minimum Commitment set forth in Section 1.1, above, on or prior to January 1, 2013, the Manufacturers shall produce and deliver to Empire an additional 1500 MT amount of Product per month (plus or minus fifteen (15) percent upon Empire’s written consent) (the “Increased Supply”) (the Existing Minimum Commitment plus the Increased Supply, the “New Minimum Commitment”).  Upon mutual agreement of the parties, Empire may order, and the Manufacturers shall, if so ordered, supply to Empire an amount greater than the New Minimum Commitment in any given month.  For the avoidance of doubt, beginning on January 1, 2013, Manufacturers agree to produce and deliver to Empire an amount of Product equal to or greater 5000 MT per month (plus or minus fifteen (15) percent upon Empire’s written consent).

2.           Pre-Payment Advance; Equipment.

2.1           Pre-Payment Advance.  Empire shall provide to the Manufacturers the Pre-Payment Advance as described in the Pre-Payment Advance Agreement as set forth on Exhibit A.  The Manufacturers agree to use the Pre-Payment Advance to purchase the equipment as set forth on Exhibit B (the “New Equipment”) for use by SAIC in the People’s Republic of China.

2.2           Product.  As a material inducement of Empire entering into this Agreement, the Manufacturers agree to increase the supply of Product meeting the Specifications (as defined below) from Alumindo to Empire.  It is agreed and understood that the Manufacturers’ obligation to supply similar Products to third parties shall at all times be subject to the condition that the Manufacturers are able to produce a sufficient supply of Products for Empire.

2.3           Launch Date.

2.3.1           The Manufacturers shall use their best efforts to procure, install and launch the New Equipment as soon as reasonably practicable.  During the period between the Effective Date and such time as the New Equipment is put into production, the Manufacturers shall provide quarterly written updates (including photographs) of the progress of the installation and implementation, in form and substance as requested by Empire.

2.3.2           The Manufacturers shall deliver Product to Empire no later than January 1, 2013, or as mutually agreed upon by the parties (or, if the parties are unable to agree, then the provisions of Section 3.1, below, shall apply).

2.4           Title.  SAIC agrees to maintain title to, possession and operation of the New Equipment throughout the Term (as defined below) of this Agreement and will not voluntarily or involuntarily transfer, sell, assign, encumber or otherwise dispose of the New Equipment, or any part thereof, without the prior written signed consent of Empire.  As additional consideration for the Pre-Payment Advance, SAIC further agrees and warrants that it will reserve priority manufacturing time at SAIC’s premises located at Rong Qiao Economic and Technological Development Zone, Hong Lu Town, Fuqing, Fujian 350301, The People’s Republic of China, for all Empire Purchase Orders (as defined below) after the addition of the New Equipment.   The parties shall agree on terms and conditions for Purchase Orders for Products from SAIC’s premises, once such premise and New Equipment is operational.

3.           Order; Delivery.

3.1           Purchase Order.  Empire shall have the right to order Product during the Term by issuing to the Manufacturers Empire’s form of written purchase order (each, a “Purchase Order”).   In the event of a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall control.  The parties agree that the Increased Supply shall be delivered from the Manufacturer’s plant located at Surabaya, Indonesia.

3.2           Delivery.  Empire shall be obligated to deliver to Manufacturers a Letter of Credit promptly after providing Manufacturers with required Product dimensions in accordance with Section 3.4, below.  The Manufacturers shall, jointly and severally, use their best efforts to manufacture, supply and deliver to Empire all Products ordered by Empire within forty-five (45) days after the contractual month of production, unless otherwise agreed upon in writing and mutually executed by the parties.  Prior to delivery of any Product to Empire, each Product shall be finished and inspected by Manufacturer at Manufacturer’s Indonesia plant located at Surabaya, Indonesia, unless the parties otherwise agree in writing.

3.3           Risk of Loss.   Unless otherwise agreed in writing, the Products shall be delivered F.O.B.  Surabaya, Indonesia.  The Manufacturers shall arrange for insurance (through the carrier or otherwise) to protect against loss during shipment up to and including delivery to Empire’s nominated shipping carrier at the port of Surabaya, with such insurance to be Manufacturers’ sole cost and expense.  Empire shall have no liability in respect of any damage to the Products during transit.  The Manufacturers shall deliver the Products in due time, as set forth in the Specifications or in the applicable Purchase Order.

3.4           Compliance with Specifications.  The Products shall be manufactured by the Manufacturers with all of the necessary skill and expertise using properly qualified and experienced personnel, so that the Products shall comply with the industry standards of The Aluminum Association based in Arlington, Virginia (the “Specifications”) as well as other specifications as may be required by Empire and as may be agreed between the parties from time to time.  Notwithstanding the foregoing, Empire shall provide the required dimensions of such Product to Manufacturers no later than thirty (30) days prior to the first day of the scheduled month of the commencement of the manufacture of such Product.

3.5           Non-Conformity.  In the event Empire conducts inspections of Product delivered and discovers any non-conformity with the relevant Purchase Order of Empire or the Specifications (a “Non-Conformity”), whether with respect to the quantity or quality of the Products delivered, or otherwise, Empire shall notify the Manufacturers of such Non-Conformity, and the Manufacturers shall, at its own expense and without delay, at Empire’s option, promptly replace such non-conforming Products, or provide Empire with reimbursement or a credit equal to the costs incurred by Empire by recalling, replacing, reworking and disposing of non-conforming Products or the finished goods or work-in-process in accordance with applicable laws (including without limitation, environmental laws, rules and regulations) if the Products are a component of such finished goods or work-in-process.

4.           Pricing and Payment.

4.1           Pre-Payment Advance Repayment.  Beginning on January 1, 2013, the Manufacturers shall pay to Empire the sum of $277,777.78 per month (by no later than the first day of each month), as repayment for the Pre-Payment Advance (the “Monthly Repayment”).  Such Monthly Repayment shall be made by the Manufacturers until such time as the Pre-Payment Advance has been repaid in full.

4.2           Price of Product.  At least sixty (60) days prior to the commencement of the quarter in which such Product is being manufactured, the price per MT of Product as ordered in a Purchase Order shall be agreed upon by the parties on the basis of the then prevailing international market conditions for similar quality and quantity.  Pricing shall be based upon the sum of (i) the price per MT of aluminum on the London Metal Exchange (“LME”), in United States Dollars, for a period agreed between the parties plus (ii) a premium for the Manufacturers’ services (the “Product Price”).

4.2.1           Empire and the Manufacturers agree to use best efforts to arrive upon a mutually agreeable Product Price for each Product being ordered.  In determining the Product Price, each party must take into consideration concurrent sales prices received by Manufacturers from other customers resulting from similar bona fide sales in North America of similar qualities and quantities, and concurrent offers and purchase prices received and/or paid by Empire to other suppliers.  Each party shall also take into account the prices quoted by CRU and/or Metal Bulletin for material imported into North America for similar grades and from suppliers of similar standing as the Manufacturers.  Notwithstanding the foregoing, the Manufacturers shall at all times during the Term provide the Products to Empire at the lowest price that such Products are offered to any third party in North America in equal or smaller quantities.  In the event the Manufacturers offers a lower price for any Products (or other products substantially the same as the Products) to any third party in North America, then Manufacturers agree to immediately lower the price to Empire, to such lowest price offered to any third party.

4.2.2           In the unlikely event that following such efforts Empire and the Manufacturers are unable to mutually agree upon a Product Price for a Product being ordered, the Manufacturers hereby agree to pay Empire $555,555.56 per month (the Monthly Repayment plus an additional payment of $277,777.78), for each month during which the parties fail to agree upon such Product Price.  In addition, until Empire and Manufacturers achieve a resolution on the Product Price of such Product, interest shall accrue on the remaining balance of the Pre-Payment Advance at the rate of one month Libor USD (the rate per annum at which Eurodollar deposits are offered in the interbank Eurodollar market for such interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service)) +3.5% per annum per month.

4.3           Final Acceleration. Notwithstanding anything to the contrary in this Agreement or in the Pre-Payment Advance Agreement, if any portion of the Pre-Payment Advance remains unpaid on January 1, 2016, the entire remaining Pre-Payment Advance shall become immediately due and owing to Empire.

5.           Term and Termination.

5.1           Term.  Unless terminated as set forth below pursuant to Section 5.2, this Agreement shall continue in full force and effect for an initial term commencing on the Effective Date and terminating at such time as the Pre-Payment Advance has been fully repaid in accordance with the terms of the Pre-Payment Advance Agreement (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for one year terms (each, a “Successive Term”) unless terminated by (i) mutual written consent of the parties, which consent may be withheld by either party at its sole discretion or (ii) either party upon at least sixty (60) days’ written notice prior to the expiration of any Successive Term, in which case termination shall be effective as of the end of such then-current term.  The Initial Term and all Successive Terms shall be collectively referred to as the “Term”.

5.2           Termination.  Empire may terminate this Agreement, in whole or in part, effective immediately upon delivery to the Manufacturers of written notice to such effect on or prior to June 30, 2011, and thereafter, upon the occurrence of the following (any of the events meeting the criteria of Sections 5.2.1 – 5.2.6 is an “Event of Default”):

5.2.1           If Manufacturers default in the performance of, or materially breach any agreement, condition or covenant of this Agreement and such default, breach or non-compliance shall not have been remedied within thirty (30) days after receipt by Manufacturers of written notice thereof from Empire of such default, Empire may terminate this Agreement.

5.2.2           If the Manufacturers fail to timely deliver the full amount of Products ordered by Empire as required pursuant to any Purchase Order for any reason in accordance with Section 3.2, above.

5.2.3           If the Manufacturers are the subject of any governmental demand, inquiry, investigation or determination with respect to any illegal and/or trade related acts (including, but not limited to, import/export laws, dumping or failure to pay duties or other taxes).

5.2.4           If none of the Manufacturers are able to fulfill any Purchase Order by the date set forth therein which failure is directly attributable to a force majeure event (i.e., acts of God, war, strikes, embargoes and severe weather), the Manufacturers shall notify Empire of the occurrence of such force majeure event as promptly as possible and diligently work to cure such force majeure event and, provided, further that if the Manufacturers’ performance is delayed as the result of a force majeure event for a period of 90 days or more, Empire shall have the right to terminate this Agreement pursuant to Section 5.2.  For the avoidance of doubt, in no event shall a force majeure event excuse payment of the minimum Monthly Repayment as set for in Section 4.1, above.

5.2.5           If the Manufacturers shall become insolvent, or shall cease to carry on business in the normal course, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of the Manufacturers, or if a receiver or similar officer is appointed to take charge of all or part of Manufacturers’ assets.

5.2.6           If the Manufacturers (i) commit an event of default under any loan or indebtedness commitment, or (ii) experience a material adverse change in its financial or other condition, or ability to perform under this Agreement.

5.3           Rights and Obligations upon Expiration or Termination.

5.3.1           Upon the occurrence of an Event of Default, the full amount of the outstanding Pre-Payment Advance shall immediately become due and payable upon demand, and Empire shall be under no obligation to fund any remaining advances. Repayment of the Pre-Payment Advance in the event of an acceleration due to an Event of Default is set forth in the Pre-Payment Advance Agreement.

5.3.2           Termination of this Agreement will not affect any pre-termination obligations of either party under this Agreement, and any termination is without prejudice to the enforcement of any undischarged obligations existing at the time of termination.  Upon the termination or expiration of this Agreement, the Manufacturers shall promptly tender to Empire all finished and semi-finished Products.  The provisions of Sections 5.3 and 6 through 8 shall survive termination of this Agreement.

6.           Representations and Warranties; Indemnity.

6.1           Manufacturers’ Representations and Warranties.  Each of the Manufacturers, jointly and severally, represent, warrant and covenant that:

6.1.1           It has the corporate power and authority, and has received all required corporate and other approvals, to permit it to enter into this Agreement and to carry out the provisions hereof.

6.1.2           The Products shall conform in all respects to the Specifications, and U.S. Customs regulations (including, but not limited to, a certificate of origin), all as then in effect.

6.1.3           The Products are and will be of the highest quality and free from all manufacturing defects (including defects arising out of materials and workmanship and latent defects) and encumbrances.

6.1.4           It will comply with all applicable laws in connection with the manufacture and sale of the Products.

6.1.5           It has fully complied with, and shall continue to fully comply with the highest quality standards promulgated by the Aluminum Association and other standards as may be reasonably required by Empire from time to time, and it shall provide to Empire the appropriate registration and/or certification.

6.1.6           The services performed under this Agreement shall be performed in a timely and professional manner in accordance with the highest professional standards applicable to the Manufacturers’ industry.

6.2           Manufacturers’ Covenants.  Each of the Manufacturers acknowledge that Empire will rely on the Manufacturers in fulfilling its obligations under this Agreement to the fullest extent, which will be necessary for Empire to remain competitive.  In furtherance of the foregoing, each of the Manufacturers covenant that it shall use its best efforts to maintain “state of the art” product and process technology and will use such advances to reduce costs sufficiently to offset inflation, create economies of scale and to accommodate competitive pricing.

6.3            By Empire.  Empire represents, warrants and covenants that it has the corporate power and authority, and has received all required corporate and other approvals, to permit it to enter into this Agreement and to carry out the provisions hereof.

6.4           Manufacturers’ Indemnity.  The Manufacturers, jointly and severally, agree to defend, indemnify, and hold harmless Empire and its directors, officers, employees, agents, and customers from and against all claims, costs (including reasonable attorneys’ fees), judgments and other expenses arising out of or in connection with (i) the Manufacturers’ performance of its obligations under this Agreement; (ii) breaches of the Manufacturers’ representations and warranties set forth herein; or (iii) the production, sale or commercial utilization of the Products and infringement or misappropriation of third party intellectual property rights which infringement or misappropriation is not caused by the Manufacturers’ compliance with the Specifications. Empire shall notify the Manufacturers of such claim; and (i) give the Manufacturers sole control over the defense and settlement thereof, including all negotiations related thereto; and (ii) provide the Manufacturers with full authority, information and assistance necessary to defend such claim.

7.           Confidentiality.

7.1           Confidential Information. Empire and the Manufacturers agree that all information provided by one party to the other party in connection with this Agreement shall be maintained by such other party in the strictest confidence and shall not be used, or disclosed to any third party (nor to employees, agents, or representatives of such other party), except as necessary to carry out such other party’s obligations under this Agreement and except to the extent disclosure is required by law or order of a court of law having the power and jurisdiction to order such disclosure. In the event such disclosure is requested or demanded of a party, that party shall notify the other party in writing and provide all related details, and allow the other party a reasonable opportunity to intervene or contest such disclosure.  The foregoing obligations of confidentiality and nondisclosure shall not apply to information which a party can demonstrate: (i) was generally known to the public, or publicly available, at the time of disclosure; (ii) was already in the party’s possession at the time of disclosure; (iii) was received by the party from another person having no obligation of confidentiality to the other party; (iv) was approved for release in writing by the other party without any restriction; or (v) was independently discovered or developed by the party as evidenced by written record.

7.2           Permitted Disclosures.   Notwithstanding anything in this Section 7 to the contrary:

7.2.1           Either party to this Agreement may disclose to such persons and entities as may be reasonably required for the purpose of compliance with legal and regulatory responsibilities.  Such disclosures, however, shall be in such manner as to have the relevant confidential information maintained in confidence by such authorities to the extent possible under applicable laws and regulations.

7.2.2           Upon execution of this Agreement, the parties shall issue the mutually agreeable press release attached hereto as Schedule 7.2.2.  Thereafter, neither party shall issue a press release, third party communication or other public disclosure disclosing the relationship of the parties hereunder or related information without the prior written approval of the other party.

7.3           Return of Confidential Information. Upon either party’s written request, the other party shall promptly return to the requesting party any and all documents and materials and copies thereof (in all formats, including without limitation, hard copy, electronic, and otherwise) containing information received from the requesting party that is deemed by the requesting party to be confidential.

8.           General.

8.1           Governing Law; Dispute Resolution.  This Agreement shall be governed by the laws of the State of New York, United States, without regard to conflicts of laws principles.  All disputes arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, shall be referred to and finally resolved by binding arbitration administered by the International Chamber of Commerce and conducted pursuant to its Rules of Arbitration by three arbitrators appointed in accordance with said Rules, with the two co-arbitrators having 30 days from the appointment of the second arbitrator to nominate the chair.  The arbitration shall be conducted in the English language in Singapore, and shall be governed by and interpreted according to the laws of Singapore.  Judgment upon the award may be entered by any court having jurisdiction thereof.  The parties herein agree that the prevailing party of any arbitration proceeding will be entitled to an award of its attorney’s fees and costs.

8.2           Entire Agreement; Modification.  This Agreement and the Pre-Payment Advance Agreement constitute the only agreements between the parties relating to the subject matter hereof.  Any modifications or amendments must be in writing and mutually executed by the parties herein.  The waiver of any term, breach, default, or right under this Agreement by any party shall not be deemed to be a waiver or release of such term, breach, default or right or any subsequent breach of the same or any other term contained herein.

8.3           Liability.  The Manufacturers shall be jointly and severally liable for all obligations hereunder.  For the avoidance of doubt, if any of the Manufacturers is unable to perform any of its obligations hereunder for any reason whatsoever, including, without limitation, a force majeure event, the other shall automatically be responsible for the performance of such obligation; provided, however, that upon the occurrence of a force majeure event, Empire shall have the right, in its sole discretion, to waive performance of any obligation hereunder by the party subject to such force majeure event.  For the avoidance of doubt, in no event shall a force majeure event excuse payment of the minimum Monthly Repayment as set for in Section 4.1, above.

8.4           Notices.  All notices to each party to this Agreement shall be in writing and delivered via overnight carrier or by fax to the following addresses and/or fax numbers.  Notice shall be deemed received on the third (3rd) day from delivery by the noticing party to the overnight carrier and on the next day if notice is sent by fax.  The parties may change the address, fax number or person to whom notice must be made to the attention of by providing the other party written notice of any such change pursuant to this section.

If to Empire Resources, Inc.:	If to Southern Aluminum Industry (China) Co. Ltd
One Parker Plaza	Rong Qiao Economic and Technological Development Zone
Fort Lee, NJ 07024	Hong Lu Town, Fuqing,
Fujian 350301, The People of Republic of China

Attn:	Mr. Nathan Kahn	Attn:	Mr. Alim Satria
President	President Director

+ 1 (201) 944-2226 fax	+86 (591) 8538 7530 fax
+ 1 (201) 944-2200 phone	+86 (591) 8538 8010 phone

If to PT. Alumindo Aluminum Industry TBK:
38-40, Kembang Jepun,
Surabaya 60162
Indonesia
Attn:	Mr. Alim Satria
Executive Managing Director
+ 62 (31) 353-3055 fax
+ 62 (31) 353-1445 phone

If to Fung Lam Trading Company Ltd:
Rm 1501, Wing On House,
71 Des Voeux Rd, Central,
Hong Kong
Attn:	Mr. Alim Satria
Director
+852-2868 0204 fax
+852-2521 6551 phone

8.5           Counterparts.  This Agreement may be executed by the parties in counterparts, all of which, taken together, constitutes the original Agreement.  The parties further agree that the signatures hereto may be evidenced by facsimile telecopy, or by scanned copy delivered via e-mail transmission.

8.6           Waiver.  Each Manufacturer waives (a) any defense arising by reason of any disability or other defense of any other Manufacturer, or the cessation from any cause whatsoever (including any act or omission of Empire) of the liability of any other Manufacturer, (b) any defense based on any claim that any Manufacturer’s obligations exceed or are more burdensome than those of any other Manufacturer’s obligations; (c) the benefit of any statute of limitations affecting the Manufacturers’ liability hereunder; (d) any right to require Empire to proceed against any Manufacturer or pursue any other remedy in Empire’s power whatsoever; and (e) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Manufacturer expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the obligations hereunder, and all notices of acceptance of this Agreement or of the existence, creation or incurrence of new or additional obligations of the Manufacturers hereunder or under the Pre-Payment Advance Agreement.

8.7           Invalidity.  Any provision of this Agreement which shall prove to be invalid, void or illegal shall in  no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

8.8           Remedies.  No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or equity.

8.9           Assignment.  This Agreement is not assignable by either party without the prior written and executed mutual consent of both parties, which consent shall be at each party’s sole discretion.

8.10           Language.  This Agreement shall initially be executed in English. Where required by any governmental authority having jurisdiction over this Agreement, the parties hereof or the Pre-Payment Advance and/or security interest therein, the parties may arrange to translate this Agreement into certain other language(s) or execute this Agreement in such other language(s) as required by such governmental authority. In that case, to the extent permitted by the governmental authority so requiring, the parties agree that in case of any discrepancy between the English version and other language version of this Agreement, the English version shall prevail.

Southern Aluminum Industry (China) Co., Ltd.                   Empire Resources, Inc.

/s/Alim Satria                                                                             /s/Nathan Kahn
Alim Satria                                                                                  Nathan Kahn
President Director                                                                     President

PT. Alumindo Aluminum Industry TBK

/s/Alim Satria
Alim Satria
Executive Managing  Director

Fung Lam Trading Company Ltd

/s/Alim Satria
Alim Satria
Director

EXHIBIT A
PRE-PAYMENT ADVANCE AGREEMENT

EXHIBIT B
NEW EQUIPMENT

SCHEDULE 7.2.2

PRESS RELEASE